Exhibit 10.15

AMENDED AND RESTATED LICENSE AGREEMENT

This AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is entered into as of the date of the last signature hereto (“Effective Date”) by and between Ji Yan Biomedical co., Ltd, a company organized under the laws of Taiwan ROC, having registration number 52475169 (“LICENSOR”), and SL Bio Co., LTD., a company organized under the laws of Taiwan ROC, having registration number 90393884 (“LICENSEE”).

RECITALS

WHEREAS, LICENSOR is the exclusive and sole owner of all rights, title, and interest in and to the inventions, know-how, and subject matter disclosed in the Licensed Subject Matter (as defined below);

WHEREAS, LICENSOR and LICENSEE previously entered into a “LICENSE AGREEMENT” dated December 27, 2024 pursuant to which LICENSOR granted a license to LICENSEE related to related to some or all of the Licensed Subject Matter (as defined below) for the development of clinical-grade cellular products related to γδT cell pharmaceuticals for the treatment of brain cancers (“Brain Cancer License Agreement”);

WHEREAS, LICENSOR and LICENSEE previously entered into a “LICENSE AGREEMENT” dated December 27, 2024 pursuant to which LICENSOR granted a license to LICENSEE related to related to some or all of the Licensed Subject Matter (as defined below) for the development of clinical-grade cellular products related to γδT cell pharmaceuticals for the treatment of pancreatic cancers (“Pancreatic Cancer License Agreement”);

WHEREAS, LICENSOR and LICENSEE, for clarity, wish to hereby amend and restate the terms of the Brain Cancer License Agreement and Pancreatic License Agreements (collectively, the “License Agreements”), including by combining the same into a single agreement herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises made in this Agreement, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, LICENSOR and LICENSEE, intending to be legally bound hereby, agree to the following terms and conditions:

I.	DEFINITIONS

1.1 “Affiliate” means any entity that controls, is controlled by, or is under common control with a Party. “Control” as used herein means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity’s affairs.

1.2	“Background IP” has the meaning set forth in Section 5.1 of this Agreement.

1.3	“Brain Cancer License Agreement” has the meaning set forth in the Recitals.

1.4	“Breaching Party” has the meaning set forth in Section 7.2 of this Agreement.

1.5	“Clinical Studies” means Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study.

1.6	“Clinical Studies Personnel” has the meaning set forth in Section 3.2 of this Agreement.

1.7	“Committee Chair” has the meaning set forth in Section 3.1 of this Agreement.

1.8	“Confidential Information” has the meaning set forth in Exhibit A attached hereto.

1.9	“Disclosing Party” has the meaning set forth in Exhibit A attached hereto.

1.10	“Enforcement Action” has the meaning set forth in Section 5.6 of this Agreement.

1.11	“FDA” means the United States Food and Drug Administration.

1.12	“GDT Cells” has the meaning set forth in Section 4.1 of this Agreement.

1.13	“GMP” means that current Good Manufacturing Practices, as set forth by the laws in the applicable country in the Territory.

1.14	“Intellectual Property Rights” means Patents, Know-How, copyrights, trademarks and all other intellectual property rights.

1.15	“Invention” means any invention or other subject matter, and all Intellectual Property Rights therein.

1.16	“Investigational New Drug Application” or “IND” means (i) the submission made to the FDA to receive approval to conduct a clinical investigation with an investigational new drug that is subject to 21 C.F.R. § 312, or any future revisions or substitutions thereof; or (ii) a similar submission to the applicable regulatory agency in any national jurisdiction other than the United States.

1.17	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1 of this Agreement.

1.18	“Know-How” means any and all (i) knowledge, information, expertise, ideas, discoveries, inventions, improvements or trade secrets; (ii) data, databases, and results (including pharmacological biological, chemical, toxicological and clinical information, analytical, quality control and stability data, studies and procedures); (iii) specifications, formulations, formulae, practices, protocols, techniques, methods, processes, manufacturing and development information; (iv) customer lists, marketing strategies; (v) tangible materials, apparatus, compositions of matter; and (vi) other know-how or proprietary subject matter, whether or not patentable.

1.19	“License Agreements” has the meaning set forth in the Recitals.

1.20	“Licensed Field” means the treatment of pancreatic cancers (“Pancreatic Cancer Field”) and brain cancers (“Brain Cancer Field”).

1.21	“Licensed Know-How” means Know-How related to or which may otherwise be used to practice the inventions and technologies disclosed in the Patents or may otherwise assist in developing, making, using or practicing Licensed Products.

1.22	“Licensed Patents” means (i) any and all Patents for which LICENSOR has any rights (whether owned or licensed) that are necessary, or may otherwise assist in making, using or practicing the Licensed Product and (ii) Patents that are developed by or for LICENSOR, together with any other Patents (U.S. or foreign and even if not listed herein) that share a common claim of priority with Patents described in (i) of this Section.

1.23	“Licensed Products” means any product or services developed by LICENSOR or sold by LICENSEE, its Affiliates, or their sublicensees comprising Licensed Subject Matter.

1.24	“Licensed Subject Matter” means Licensed Patents and Licensed Know-How, collectively.

1.25	“LICENSEE Invention” has the meaning set forth in Section 5.2 of this Agreement.

1.26	“LICENSEE Prosecuted Patents” has the meaning set forth in Section 5.4 of this Agreement.

1.27	“LICENSEE Successor Company” has the meaning set forth in Section 8.1 of this Agreement.

1.28	“Losses” has the meaning set forth in Section 10.1 of this Agreement.

1.29	“Manager” has the meaning set forth in Section 3.1 of this Agreement.

1.30	“Market Approval” means the regulatory approval necessary to market and sell a Licensed Product in a country within the Territory.

1.31	“Milestone Notice” has the meaning set forth in Section 4.1 of this Agreement.

1.32	“Milestone Payments” has the meaning set forth in Section 4.1 of this Agreement.

1.33	“Net Sales” means the gross revenues received by LICENSEE or its Affiliates from Sale of Licensed Product in the Licensed Field within the Territory less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually paid or allowed, and amounts actually allowed or credited due to returns (not to exceed the original billing or invoice amount), all as recorded by Licensee, its Affiliates, or their sublicensees in their official books and records in accordance with generally accepted accounting practices and consistent with their published financial statements and/or regulatory filings with the United States Securities and Exchange Commission or other such the applicable regulatory authority.

1.34	“New Drug Application” or “NDA” means (i) the submission made to the FDA to receive Market Approval, as may be more fully defined by 21 C.F.R. § 314.50 or any future revisions, substitutions thereof; or (ii) a similar submission to the applicable regulatory agency/authority in any national jurisdiction other than the United States.

1.35	“Non-breaching Party” has the meaning set forth in Section 7.2 of this Agreement.

1.36	“Pancreatic Cancer License Agreement” has the meaning set forth in the Recitals.

1.37	“Parties” means LICENSOR and LICENSEE, and a “Party” means individually LICENSOR or LICENSEE.

1.38	“Patent” means (i) applications for letters patent (including design patents), continuations, continuation-in-part, divisional, substitution, extension, registration, confirmation, renewal supplemental protection certificate or inventor’s certificate, and all patents issuing which are based on such applications, and all reissues, reexaminations, or extensions thereof; and (ii) any and all foreign or international equivalents of the patents described in (i) above in any country and any priority rights relating thereto.

1.39	“Phase I Clinical Study” means (i) that portion of the FDA submission and approval process which provides for the first introduction into humans of a product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more fully defined in 21 C.F.R. § 312.21(A) or equivalent in a foreign country; or (ii) a similar clinical study in any national jurisdiction other than the United States.

1.40	“Phase II Clinical Study” means (i) that portion of the drug development and review process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of an investigational new drug for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes thereof; or (ii) similar clinical study in any national jurisdiction other than the United States.

1.41	“Phase III Clinical Study” means (i) that portion of the FDA submission and approval process in which expanded clinical trials are conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a product, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes thereof; or (ii) a similar clinical trial in any national jurisdiction other than the United States.

1.42	“Recipient” has the meaning set forth in Exhibit A attached hereto.

1.43	“Representatives” has the meaning set forth in Exhibit A attached hereto.

1.44	“Requesting Party” has the meaning set forth in Section 9.2 of this Agreement.

1.45	“Released Patents” has the meaning set forth in Section 5.3 of this Agreement.

1.46	“Reorganization Event” has the meaning set forth in Section 8.1 of this Agreement.

1.47	“R&D Costs” has the meaning set forth in Section 4.1 of this Agreement.

1.48	“R&D Personnel” means any and all persons, agents, employees, contractors, third parties, including Clinical Study Personnel, who may be engaged, employed, or contracted to perform R&D Work.

1.49	“R&D Plan” has the meaning set forth in Section 3.1 of this Agreement.

1.50	“R&D Work” has the meaning set forth in Section 3.1 of this Agreement.

1.51	“Sale” or “Sold” means the transfer or disposition of a Licensed Product for value to a party other than Licensee, its Affiliates, and their sublicensees.

1.52	“Term” means from the December 27, 2024 to twenty (20) years after the date of the first commercial launch of the first Licensed Product for the Licensed Field in the Territory.

1.53	“Territory” means worldwide.

II.	IMPACT OF RESTATEMENT/LICENSE

2.1 The Parties’ rights and obligations under the License Agreements are hereby amended and restated in their entirety as set forth in this Agreement from and after the Effective Date, and the original License Agreements shall be considered replaced by this Agreement.

2.2 LICENSOR hereby grants to LICENSEE a perpetual, irrevocable, royalty-bearing, exclusive license under the Licensed Subject Matter to develop, manufacture, have manufactured, use, import, offer to sell and/or to sell Licensed Products within the Territory for use within the Licensed Field.

2.3 LICENSEE may grant sublicenses under the Licensed Subject Matter in the Territory consistent with the terms of this Agreement, including without limitation Section 4.1(b) (Sub-licensing Fee) of this Agreement, subject to the prior written consent of LICENSOR.

2.4 For the avoidance of doubt, the rights granted by LICENSOR to LICENSEE shall include the right to reference or use Licensed Subject Matter in conjunction with IND or NDA submissions for Licensed Product.

III.	COLLABORATION & NON-COMPETITION

3.1 Joint Steering Committee.

a.	The Parties shall, as soon as practicable and, in any event, no later than sixty (60) days after the Effective Date of this Agreement, form a joint steering committee (“Joint Steering Committee” or “JSC”). The JSC shall consist of (i) one member designated by LICENSEE to serve as the JSC chair (the “Committee Chair”); and (ii) two representatives from each Party (“Managers") designated by each Party, provided the Parties may agree in writing to a different number of representatives, and the Committee Chair is not also a Manager. At least one (1) Manager from each Party shall have the authority to make decisions on behalf of and bind such Party within the scope of the authority of the JSC. Subject to the foregoing, each Party may from time-to-time replace its Managers upon written notice to the other Party and the Committee Chair may be replaced only upon a mutual written agreement of both Parties.

b.	The Committee Chair shall have the following responsibilities:

i.	To notify each Manager at least twenty (20) days of each meeting of the JSC;

ii.	To collect and organize agenda items for each meeting of the JSC;

iii.	To prepare the written minutes of each meeting of the JSC and circulate such minutes for review, comment, and approval by the Parties.

c.	Subject to the terms of this Agreement, the JSC shall be responsible to (i) negotiate in good faith and agree, within sixty (60) days of the Effective Date, to a research and development plan (“R&D Plan”) setting forth the R&D Work to be performed by LICENSOR hereunder, the associated budget, and timeline for completion of R&D Work; (ii) thereafter, review the progress and completion of R&D work and if appropriate to propose, negotiate, and approve any amendments or updates to the R&D Plan; (iii) inspect and audit LICENSOR’s, its Affiliates’ and their sublicensees’ facilities to ensure compliance with the R&D Plan upon reasonable prior written notice; (iv) determine whether a Milestone set forth in Section 4.1 of this Agreement has been achieved in the event of any dispute between the parties regarding same.

d.	The JSC shall meet at least every 6 months from the Effective Date of this Agreement (or as otherwise agreed to by the Parties). Such meetings may be conducted in person, or by videoconference or by teleconference. Each Party shall bear its own expenses in connection with its participation on the JSC.

e.	The JSC shall work together in good faith on any action, decision or other matter for which it has authority under this Agreement, with each Party having one vote. In the event that the Joint Steering Committee does not agree on any such action, decision or other matter within the scope of its responsibility, the Committee Chair shall have the final decision-making authority with respect to such action, decision or other matter.

3.2 R&D Work. LICENSOR hereby agrees to use commercially reasonable efforts to conduct any and all research and development activities, including without limitation Clinical Studies (“R&D Work”) reasonably necessary to develop Licensed Product within the Territory for use within the Licensed Field, including, without limitation, to obtain Market Approval.

3.3 Clinical Studies. LICENSOR and LICENSEE shall jointly determine personnel, including without limitation investigators, principal investigators, study coordinators, research pharmacists, study physicians (“Clinical Study Personnel”) and sites for the conduct of Clinical Studies for the LICENSED PRODUCT within the Licensed Field.

3.4 Market Approval. LICENSEE shall utilize R&D Work to seek Market Approval to commercialize Licensed Product within the Licensed Field.

3.5 Uncertainty. LICENSEE and LICENSOR hereby acknowledge that R&D Work and obtaining Market Approval for Licensed Product carry a high degree of uncertainty. Should either Party encounter substantial difficulties such that performance of its obligations under this Agreement are unreasonably delayed or hindered, it shall promptly notify the JSC in writing that identifies the difficulty with specificity; efforts that have been undertaken to overcome such difficulty; and the likelihood of and expense associated with overcoming such difficulty. JSC shall thereafter engage in good faith discussions and/or negotiations to adjust relevant development timelines, undertake further efforts to overcome any difficulties, or to otherwise recommend termination of this Agreement, as appropriate.

3.6 Non Competition. During the Term of this Agreement, LICENSOR agrees not to compete with LICENSEE in the Territory for the Sale or development of products that use within the Licensed Field; or for the sale or development of product with indications for which Licensed Product seeks or receives Market Approval in the Territory. LICENSOR further agrees not to assist any third party in the development, commercialization or Sale of any products for use within the Licensed Field within the Territory. The Parties agree that these restrictions are necessary to achieve the legitimate business purpose of this Agreement and the development of the Licensed Subject Matter.

IV.	LICENSE FEES AND ROYALTIES

4.1 The Parties acknowledge that in consideration for the rights granted by LICENSOR to LICENSEE under this Agreement:

a.	LICENSEE has provided to LICENSOR, and LICENSOR has received from LICENSEE, USD $500,000 pursuant to former Section 3(a) (Basic Search Fee) of the Pancreatic Cancer License Agreement.

b.	LICENSEE has provided to LICENSOR, and LICENSOR has received from LICENSEE, USD $500,000 pursuant to former Section 3(a) (Basic Search Fee) of the Brain Cancer License Agreement.

c.	Subject to Section 3.1 of this Agreement,

i.	LICENSEE shall bear all costs and expenses reasonably incurred by LICENSOR in performance of the R&D Work (“R&D Costs”), including, but not limited to personnel costs, costs of purchasing research equipment, materials, clinical trial consultations, pre-review costs, and Clinical Studies. LICENSOR shall provide to LICENSEE on a monthly basis an invoice of any and all R&D Costs incurred during the previous month in sufficient detail such that LICENSEE may identify each R&D Work activity and the expense associated with such R&D Work. LICENSEE shall reimburse LICENSOR in full for R&D Costs pursuant to an invoice within 30 days (including holidays) of LICENSEE’s receipt of such invoice.

ii.	LICENSEE shall provide the following Milestone Payments upon completion of the associated Milestone for the development of a Licensed Product within the Pancreatic Cancer Field.

Milestone	Milestone Payment (USD($))
Completion of in vitro cytotoxicity tests of γδT cells against pancreatic cancer cell lines, in accordance with standard operating procedures established by LICENSOR. The tests are validated by an independent third-party testing institution, confirming that Gamma Delta (γδ) T Cells (“GDT cells”) have cytotoxic activity against the aforementioned cancer cells, meeting the pre-agreed standards of both Parties, and a formal efficacy test report is issued.	USD $	2,000,000
Successful completion of non-clinical animal efficacy and safety assessments for the Pancreatic Cancer Field.	USD $	600,000
Submission to and acceptance of IND by the FDA.	USD $	600,000
FDA approval of IND.	USD $	800,000
Successful completion of Phase I Clinical Study confirming that safety and preliminary efficacy meet predetermined targets	USD $	3,000,000
Completion of enrollment of all subjects in a Phase II Clinical Study.	USD $	2,000,000
Completion of interim data collection and preliminary statistical analysis during Phase II Clinical Study period and submission of interim report meeting requirements.	USD $	3,000,000
Completion of final data collection and statistical analysis of efficacy and safety data from all Phase II Clinical Study subjects and submission of complete final report that meets requirements of the FDA.	USD $	5,000,000

iii.	LICENSEE shall provide the following Milestone Payments upon completion of the associated Milestone for the development of a Licensed Product within the Brain Cancer Field.

Milestone	Milestone Payment (USD($))
Completion of in vitro cytotoxicity tests of γδT cells against brain cancer cell lines, in accordance with standard operating procedures established by LICENSOR. The tests are validated by an independent third-party testing institution, confirming that GDT cells have cytotoxic activity against the aforementioned cancer cells, meeting the pre-agreed standards of both parties, and a formal efficacy test report is issued.	USD $	2,500,000
Successful completion of non-clinical animal efficacy and safety assessments for the Brain Cancer Field	USD $	750,000
Submission to and acceptance of IND by the FDA.	USD $	750,000
FDA approval of IND.	USD $	1,000,000
Successful completion of Phase I Clinical Study confirming safety and preliminary efficacy meet predetermined targets.	USD $	5,000,000
Completion of submission of Phase II Clinical Study protocol and obtaining approval from the competent authorities to initiate the Phase II Clinical Study.	USD $	2,000,000
Completion of interim data collection and preliminary statistical analysis during Phase II Clinical Study period and submission of interim report meeting requirements.	USD $	3,000,000
Completion of final data collection and statistical analysis of efficacy and safety data from all Phase II Clinical Study subjects and submission of complete final report that meets requirements of the FDA.	USD $	5,000,000

iv.	For clarity no Milestone Payment will be due upon completion of a Phase III Clinical Study or upon submission or approval of NDA for a Licensed Product in any Licensed Field.

v.	LICENSOR shall provide LICENSEE and the JSC with written notice (“Milestone Notice”) and associated documentary proof to confirm that a Milestone has been achieved within twenty (20) days of such achievement. LICENSEE shall have thirty (30) days from receipt of the Milestone Notice to confirm that the applicable Milestone has been achieved and if within such thirty (30) day period, LICENSEE does not contest the Milestone in writing, the completion of the Milestone shall be deemed confirmed. Thereafter, LICENSOR shall issue an invoice for payment of the applicable Milestone Payment and LICENSEE shall provide payment of the Milestone Payment within ten (10) days of its receipt of the invoice.

d.	Sub-licensing Fee. In the event that LICENSEE sublicenses its rights under this Agreement to a third party after completion of Phase II Clinical Study, LICENSEE shall be obligated to pay LICENSOR, in lieu of Royalties set forth in Section 4.1.e., a sublicensing fee equal to 20% of payments (if any) received from such third-party sublicensee pursuant to the applicable sublicensing agreement within twenty (20) days of LICENSEE’s receipt of such payment from third party sublicensee.

e.	Royalties. Except as set forth in Section 4.1(d) (Sub-licensing Fee) of this Agreement, LICENSEE agrees to pay LICENSOR a running royalty during the Term of this Agreement as follows:

i.	7% of Net Sales of Licensed Product in the Pancreatic Cancer Field within the Territory.

ii.	10% of Net Sales of Licensed Product in the Brain Cancer Field within the Territory.

f.	The amount payable by LICENSEE to LICENSOR under this Agreement shall be paid in full by remittance to the account designated by Party A as follows, without deduction of handling or other fees, and LICENSEE shall notify LICENSOR after remittance of such amount.

Bank 凱基銀行 松江分行

Name of Account 集研生醫股份有限公司

Account No. 6020-10-0004059-5

V.	INTELLECTUAL PROPERTY

5.1 Pre-existing Intellectual Property. Except as expressly granted herein and subject to Section 5.2 of this Agreement, each Party shall retain all right, title, and interest in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to December 27, 2024 or that were invented or developed independent of performance under or exercise of rights related to this Agreement (including the License Agreements) (collectively, “Background IP”).

5.2 LICENSEE Inventions. As between the Parties, LICENSEE shall own any Invention, Patents, copyrights, trade secrets, Know-How, research results, clinical treatment data, and information, and any and all Intellectual Property Rights thereto that is invented, discovered, authored, reduced to practice or otherwise created in the performance of any obligation or exercise of any rights pursuant to this Agreement (including developments under the License Agreements), whether discovered, invented, authored, reduced to practice or otherwise created solely by LICENSOR or together with LICENSEE or on behalf of LICENSEE or LICENSOR through their contractors, licensees, sublicensees, or other designees (each, a “LICENSEE Invention”). LICENSEE hereby grants a non-exclusive right to LICENSOR to use LICENSEE Inventions for the limited purpose of performing R&D Work. For clarity, LICENSOR does not have the right to practice, disclose, or exploit LICENSEE Invention if such practice, disclosure or exploitation would be a breach of any other term of this Agreement. To the extent that LICENSOR acquires any rights in a LICENSEE Inventions or associated Intellectual Property Rights, LICENSOR hereby irrevocably assigns to LICENSEE the LICENSOR’s entire right, title, and interest in and to all LICENSEE Inventions and related Intellectual Property Rights, including, without limitation, the right to sue, counterclaim, and recover for all past, present, and future infringement, or other violation thereof.

5.3 Licensed Patent Prosecution. LICENSOR shall file, prosecute and maintain the Licensed Subject Matter and shall keep LICENSEE reasonably informed with respect to such filing, prosecution and maintenance. In the event that LICENSOR intends to abandon or not file a Licensed Patent (“Released Patent”) in any country within the Territory, LICENSOR shall provide LICENSEE with a written notice of such intent at least sixty (60) days in advance of the relevant deadline, and LICENSEE shall have the right to file, prosecute, and maintain Released Patent in such country, and LICENSOR hereby assigns to LICENSEE all rights and interest it may have (now or in the future) in such Released Patent in such country for no additional fee or consideration. LICENSOR, upon LICENSEE’s request shall execute documents and perform such acts, at LICENSEE’s expense, as may be reasonably necessary to permit LICENSEE to file, prosecute, and maintain the Released Patents.

5.4 LICENSEE-Prosecuted Patents. LICENSEE shall have the sole right to file/register, prosecute and maintain any Intellectual Property Rights covering LICENSEE Inventions (collectively, “LICENSEE-Prosecuted Patents”). LICENSOR shall promptly disclose to LICENSEE any and all LICENSEE Inventions whether developed solely by LICENSOR, together with third-parties, or on behalf of LICENSOR such that LICENSEE may timely file/register, prosecute, and maintain its Intellectual Property Rights in such LICENSEE Inventions according to the laws in the applicable country within the Territory. LICENSOR, upon LICENSEE’s request shall promptly execute documents and perform such acts, at LICENSEE’s expense, as may be reasonably necessary to permit LICENSEE to file/register, prosecute, and maintain any application for protection of the Intellectual Property Rights and to otherwise effectuate ownership of LICENSEE Invention.

5.5 Notification. Each Party shall promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a third party of any Licensed Subject Matter, LICENSEE-Prosecuted Patents, LICENSEE Invention, or, if applicable, Released Patents of which it becomes aware.

5.6 Enforcement of Licensed Subject Matter.

a.	LICENSOR shall have the first right (but not the obligation), at its own expense to control enforcement of or any declaratory judgment action with respect to the Licensed Subject Matter (“Licensed Subject Matter Enforcement Action”). Prior to commencing any action, LICENSOR shall consult with LICENSEE and shall give due consideration to LICENSEE’s recommendations regarding the proposed Licensed Subject Matter Enforcement Action. LICENSOR shall keep LICENSEE reasonably informed with respect to the progress of any such action instituted by LICENSOR pursuant to this Section 5.6. LICENSOR shall give LICENSEE timely notice of any proposed settlement of any Licensed Subject Matter Enforcement Action instituted by LICENSOR and shall not, without the prior written consent of LICENSEE, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any Licensed Subject Matter; (ii) give rise to liability of LICENSEE, its Affiliates or their sublicensees; (iii) admit non-infringement of any Licensed Subject Matter; or (iv) otherwise impair LICENSOR’s rights in any Licensed Subject Matter or this Agreement.

b.	Notwithstanding anything to the contrary herein, LICENSEE may at its sole discretion and expense, join as a party to a Licensed Subject Matter Enforcement Action.

c.	Any and all recoveries resulting from a Licensed Subject Matter Enforcement Action shall first be applied to reimburse each Party’s cost and expenses in connection with such action, and any remaining recoveries shall be split between the Parties with seven percent (10%) to LICENSOR and the remaining amount to LICENSEE.

5.7 Enforcement of LICENSEE Invention.

a.	LICENSEE shall have the sole right (but not the obligation), at its own expense to control enforcement of or any declaratory judgment action with respect to the Licensee Invention (“LICENSEE Invention Enforcement Action”). LICENSEE shall keep LICENSOR reasonably informed with respect to the progress of any LICENSEE Invention Enforcement Action instituted by LICENSOR pursuant to this Section 5.7(a) LICENSEE shall give LICENSOR timely notice of any proposed settlement of any LICENSEE Invention Enforcement Action instituted by LICENSEE and shall not, without the prior written consent of LICENSOR, enter into any settlement that would give rise to liability of LICENSOR, its Affiliates or their sublicensees.

b.	Any and all recoveries resulting from a Licensed Subject Matter Enforcement Action shall belong solely to LICENSEE.

VI.	CONFIDENTIALITY

6.1 The Parties agree to be bound by the terms regarding confidentiality and obligations related thereto as set forth in Exhibit A.

VII.	TERM & TERMINATION

7.1 Subject to the provisions set forth in this Section, this Agreement remains in full force and effect during the Term.

7.2 Termination. This Agreement will earlier terminate upon thirty (30) days advanced written notice:

a.	by Licensee, provided, that Licensee confirms that there is a significant delay in the development and achievement of Milestones set forth in Section 4 of this Agreement;

b.	by a Party (“Non-Breaching Party”) identifying a material breach of any obligation under this Agreement by the other Party (“Breaching Party”), unless, before the end of such thirty (30) day notice period, the Breaching Party cures the default or breach and so notifies the Non-Breaching Party.

c.	by a Party if the other Party:

i.	reorganizes or claims or is claimed to be reorganized,

ii.	dissolves or resolves to be dissolved or is ordered or rules to be dissolved, or

iii.	becomes bankrupt, or claims or is declared bankrupt.

7.3 Effect of Termination. Upon termination of this Agreement: nothing herein will be construed to release either Party of any obligation maturing prior to the effective date of termination. The following provisions shall survive expiration or termination of this Agreement: Section I (Definitions), Section V (Intellectual Property), Section VII, 7.3 (Effect of Termination), Section VI (Confidentiality),, IX (Indemnification), and XI (General).

VIII.	SPECIAL PROVISION

8.1 LICENSEE Successor Company. LICENSOR shall not be permitted to earlier terminate this Agreement pursuant to Section 7.2(c) of this Agreement, in the event that LICENSEE ceases to exist pursuant to a merger, division, acquisition, or share transfer, or becomes one-hundred percent (100%) owned subsidiary (collectively, “Reorganization Event”) of a successor company, surviving company, newly established company, or parents company, as the case may be (collectively, “LICENSEE Successor Company”), provided thirty (30) day prior to such Reorganization Event, all rights and obligations under this Agreement are assumed by and assigned in full to LICENSEE Successor Company.

IX.	REPRESENTATIONS & WARRANTIES

9.1 General Representations. Each Party represents and warrants:

a.	that it is duly organized and in good standing and has power and authority to perform its obligations under this Agreement;

b.	that this Agreement does not conflict with or violate any agreement that it may have with a third party;

c.	that in the conduct of its business and performance of its obligations hereunder, it does and will continue to observe and comply with all applicable laws,

d.	the rights granted to the other Party hereunder (including those rights granted under this License Agreement) do not conflict with the rights of any third party under any agreement with the Party making the representation;

e.	that it shall not propose any candidates or otherwise utilize the services of any person for participation as R&D Personnel or to otherwise participate in the R&D Work who is debarred or disqualified or threatened to be debarred or disqualified under U.S. Federal Food, Drug, Cosmetic Act, as may be amended, or comparable law in any country or jurisdiction other than the United States. Each Party shall immediately notify the other Party in writing if any such debarment or disqualification or threatened debarment or disqualification occurs or comes to its attention, and shall, with respect to any R&D Personnel so debarred/disqualified, promptly remove such person or entity from performing any activities related to or in connection with the R&D Work or this Agreement;

f.	it shall perform R&D Work in accordance with applicable GMP and principles of good faith and the duty of care expected of a prudent manager, and that all R&D Personnel possess adequate education, knowledge and professional experience necessary to perform the R&D Work and that such R&D Personnel comply with the mutually agreed to work instructions and regulations that may be established from time to time by the Parties. Upon a Party’s request (“Requesting Party”), the other Party shall promptly provide to the Requesting Party the academic and professional credentials, qualifications, and background of any R&D Personnel contracted by the other Party to perform R&D Work. Should the Requesting Party, based on reasonable grounds, deem any of the other Party’s R&D Personnel unfit, the other Party shall cooperate to identify a replacement for such objected to R&D Personnel.

g.	the rights granted to the other Party hereunder (including those rights granted under the License Agreement) do not conflict with the rights of any third party under any agreement with the Party making the representation.

h.	with respect to Licensor, the Licensed Subject Matter does not infringe, misappropriate, or otherwise violate the intellectual property or other proprietary rights of any third party.

X.	INDEMNIFICATION

10.1 Except as provided in Section 10.2, LICENSOR shall defend, indemnify and hold harmless, LICENSEE, its Affiliates and sublicensees, and its and their respective agents, directors, officers and employees from and against any and all losses, liability, damages, demands, fees, expenses, fines, penalties, or costs (including, without limitation, reasonable attorneys’ fees, costs and disbursements) incurred as a result of any and all third party judgments, claims, causes of action, suits, or proceedings (“Losses”) to the extent caused by or arising from (i) LICENSOR’s material breach of this Agreement, (ii) the Licensed Subject Matter infringing, misappropriating, or otherwise violating the intellectual property or other proprietary rights of any third party, or (iii) gross negligence or willful misconduct in exercising its rights or performing its obligations hereunder.

10.2 Except as provided in Section 10.1, LICENSEE shall defend, indemnify and hold harmless, LICENSOR, its Affiliates and sublicensees, and their respective agents, directors, officers and employees from and against any Losses to the extent caused by or arising from LICENSEE’s material breach of this Agreement or gross negligence or willful misconduct in exercising its rights or performing its obligations hereunder.

10.3 LICENSOR and LICENSEE shall promptly notify each other of any claims for which it seeks indemnification under Section 10.1 or 10.2 of this Agreement and shall cooperate with the indemnifying Party, at the indemnifying Party’s expense, in connection with the defense and settlement of such claims. The indemnifying Party shall be entitled to control the defense and settlement of any such claims; provided that the indemnifying Party may not settle a claim without the indemnified Party’s prior written consent in the event such settlement materially adversely impacts, or would reasonably be expected to materially adversely impact, the indemnified Party’s rights or obligations. Further, the indemnified Party shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection at its own expense.

XI.	GENERAL

11.1 Governing Law; Dispute Resolution. The Parties consent to and this Agreement shall be construed and enforced under the laws of Taiwan (Republic of China), without regard to its conflicts of law provisions. The Parties acknowledge that any dispute arising from this Agreement shall submit to the exclusive jurisdiction of Taipei District Court, Taiwan as the court of first instance.

11.2 Force Majeure. Neither Party shall be considered in default or breach of this Agreement for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, earthquake, war, work-strike, pandemic, order or decrees of any court or action of governmental authority; provided, however, that diligent efforts are made to resume performance as quickly as possible.

11.3 Assignment. Subject to Section 8.1 herein, this Agreement may not be assigned by either Party other than to an Affiliate of either Party except by prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed).

11.4 Affiliates. Each Party may use one or more Affiliates to perform its obligations and exercise its rights hereunder, provided, that each Party shall remain liable hereunder for the performance of such obligations and exercise of such rights by its Affiliate.

11.5 Waiver. The failure of any Party at any time to require performance by the other Party of any provision of this Agreement shall not affect the right of such aggrieved Party to require future performance of that provision, and any waiver by any Party of any breach of any provision of this Agreement must be in writing to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such provision, waiver of the provision itself, or a waiver of any right under this Agreement.

11.6 No Partnership. Nothing contained in this Agreement shall create a partnership or joint venture between the Parties. Except as specifically provided herein, neither Party shall hold itself out as an agent of the other, nor shall either Party incur any indebtedness or obligation in the name of, or which shall be binding on the other, without the prior written consent of the other. No employees or agents of one Party shall be deemed an employee or agent of the other Party.

11.7 Notice. The Parties agree that all written communications shall be directed to the designated contacts and contact information specified below. Should there be any changes to the contract contacts or contact information of either Party, such changes must be notified to the other Party in writing, and shall take effect from the date the written notice is received.

LICENSOR: Ji Yan Biomedical Co., Ltd	LICENSEE: SL BIO CO., LTD

Tel: +886-2-2314-8860	Tel: +886-3-5163-636

Email: tsung.shen@icloud.com	Email: hedyliao@sl-link.com.tw

11.8 Entire Agreement. This Agreement constitutes the entire understanding of the Parties hereto, and cancels and supersedes all previous agreement between the Parties with respect to the matters contained herein. No modification of this Agreement or the terms or conditions hereof shall be binding upon a Party unless approved in writing by an authorized representative of each of the Parties. This Agreement has been prepared jointly and shall not be strictly construed against a Party.

11.9 Partial Invalidity. In the case any one or more provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such holding shall not affect other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.10 Headings. The headings of the Sections of this Agreement are for the convenience of the Parties only and shall not be deemed a substantive part of this Agreement.

11.11 Execution. This Agreement may be executed by counterparts and by facsimile or electronic transmission of separately signed signature pages to the other Parties, followed by mail of the originals.

11.12 Compliance. Each Party represents, warrants, and covenants that itself and its Affiliates will perform all of its obligations under this Agreement in compliance with all applicable national, country, local, state and international statutes, rulings, regulations, ordinances, and governmental directives.

[Signature Page Follows]

Each Party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

Ji Yan Biomedical Co., Ltd		SL Bio Co., Ltd

By:	/s/ Patrick Hafenstein	By:	/s/ Ching-Dong Wang
	(signature)		(signature)
Name:	Patrick Hafenstein	Name:	Ching-Dong Wang
Title:	Chairman	Title:	Chief Executive Officer
Date:	April 28, 2025	Date:	April 28, 2025

[Signature Page to Amendment and Restated Ji Yan License Agreement]